CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 20, 2015, relating to the financial statements and financial highlights of First Trust High Income ETF, a series of First Trust Exchange-Traded Fund VI, as of and for the year ended September 30, 2015, and to the references to us under the headings "Independent Registered Public Accounting Firm ("Auditor")" in the Joint Proxy Statement/Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 3, 2016